EXHIBIT 99.1

  News Release     News Release      News Release      News Release

FOR IMMEDIATE RELEASE

Contact:
Elizabeth Crosta
American Express
212.640.6557
elizabeth.crosta@aexp.com

AMERICAN EXPRESS ENTERS INTO AGREEMENT TO SELL COSTCO U.S. COBRAND PORTFOLIO

New York, February 29, 2016 – American Express (NYSE: AXP) today announced that it entered into an agreement to sell its Costco U.S. cobranded card portfolio to Citibank N.A. (Citi).

The sale is expected to close June 2016, at which time all eligible Costco American Express Card cobranded accounts will be transferred to Citi. Additional details will be provided to Card Members in advance of the partnership end date.

The ultimate gain on sale will be determined based on the assets actually sold, and as previously disclosed, American Express estimates a gain of approximately $1 billion. Given that the close is still several months away, and the Card Member borrowing and paydown trends are difficult to predict in this type of transition, the final gain could differ from the estimate.

For answers to Card Member frequently asked questions, please visit our Costco Co-brand FAQ page.

About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, foursquare.com/americanexpress, linkedin.com/company/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.
Key links to products and services: charge and credit cards, business credit cards, Plenti rewards program, travel services, gift cards, prepaid cards, merchant services, corporate card and business travel.

Information Related to Forward-Looking Statements
This release includes forward-looking statements that reflect management’s expectations about future events, including expectations regarding the portfolio sale. These forward-looking statements are subject to risks and uncertainties. The words “expect,” “anticipate,” “intend,” “plan,” “will,” “may,” “should,” “could,” “would,” and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. American Express undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, operational issues related to the transfer of Card Member loans and accounts, the parties’ ability to satisfy the closing conditions and the amount of any gain we recognize as a result of a sale, which could be impacted by the credit quality and performance of the portfolio, the amount of any volume decline experienced by the cobrand portfolio and the timing of the potential sale as the gain will be determined by the amount of the aggregate outstanding loans transferred at closing. A further description of these and other risks and uncertainties can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and the Company’s other reports filed with the SEC.

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